Exhibit 99.1

NAC Global Technologies Completes Business Combination with Swiss Heights Engineering, Which Holds 100% of Bellelli Engineering Group and Petrochem Industrie Group.

Jacksonville, FL -- August 18, 2016 -- NAC Global Technologies, Inc. (OTCBB: NACG) (NAC) announced today that on August 12, 2016 it closed the business combination with Swiss Heights Engineering S.A. (SHE) of Lugano, Switzerland, a company that owns 100% of the Bellelli Group of companies and 100% of Petrochem Industrie Group of companies. The former shareholders of SHE received, in the aggregate, 69.5% of the issued and outstanding shares of NAC’s common stock, 92.6% of NAC’s common stock on a fully-diluted basis (including outstanding warrants) and 95.75% on a fully-diluted basis excluding outstanding warrants (other than the warrants issued to the former shareholders of SHE). SHE became a wholly-owned subsidiary of NAC and vastly expands NAC’s business size and scope, with company management projecting pro forma consolidated 2016 calendar year revenues, including for SHE for pre-closing periods, to exceed $30 million USD. The business combination extends NAC’s engineering and manufacturing capabilities into the energy, chemical and petrochemical markets while increasing its facilities locations to include Italy, Switzerland, Columbia, Mexico, United Arab Emirates, as well Houston, Texas. In connection with the closing, NAC also moved its headquarters from Jacksonville, Florida to Houston, Texas.

In connection with the closing of the business combination with SHE, Mr. Antonio Monesi, President of the Bellelli Group, has been appointed as a director and the President of NAC. Mr. Filippo Puglisi, President of the Petrochem Industrie Group, has been appointed as a director and the Chief Financial Officer of NAC. Mr. Vincent Genovese continues to serve as a director and the CEO of NAC. Mr. Edward Haversang remains a director of NAC, and Ms. Rita O’Connor resigned as a director of NAC at the closing of the business combination. Mr. Vincent Genovese commented, “From our first conference call, we recognized the value and the potential of the combined companies’ synergies. We believe our collective experience and resources will accelerate the company’s growth, particularly in the Americas, while the vertical integration of product develop, systems engineering, manufacturing provide a strong competitive advantage across the globe.”

Detailed information regarding the closing of the business combination with SHE and related ancillary documents and board and officer appointments will be made available by NAC in a Current Report on Form 8-K to be filed by NAC with the Securities and Exchange Commission on or about the date of this press release.

About Swiss Heights Engineering

Swiss Heights Engineering SA is a company that currently holds certain valued and synergistic oil and gas manufacturing businesses, including 100% of the equity interests of Petrochem Industrie S.r.l., Proteam TPS S.r.l. and Lotus S.r.l., and a controlling interest in the Bellelli Engineering Group of companies and affiliates. For more information, please visit: http://www.petrochemindustrie.it/

About Bellelli Engineering

Bellelli Engineering primarily designs and supplies process plants and equipment for the Oil and Gas industry, ranging from oil and gas field production facilities to treatment/refining. Additionally, Bellelli offers consulting services, supply of individual process units and/or the renovation of old plants for upstream, midstream and downstream markets. For more information, please visit: http://www.bellellieng.com

About NAC Global Technologies

NAC Global Technologies is an engineering services, R&D, and manufacturing company. Through its wholly owned subsidiary, NAC Drive Systems, harmonic gearing technology is marketed to the automation, robotics, energy, and defense industries. For more information, please visit: http://www.nacglobaltechnologies.com

Forward-looking Statements

This release contains or may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which contain words such as "expect," "believe", “projects”, “estimates” or "plan," by their nature address matters that are, to different degrees, uncertain. These uncertainties may cause actual future events to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, except as required by applicable law.

Contact: Vincent Genovese, CEO, 904-493-6496